Exhibit II-2
(English Language Summary)
Certain documents made available by Cedyna Financial Corporation relating to the matters specified in Article 782, Paragraph 1 of the Japanese Companies Act and Article 184 of the Ordinance for Enforcement of the Japanese Companies Act.
     A fair and accurate summary of (i) the share exchange agreement, (ii) fairness of the consideration and (iii) reference materials as to the consideration is included in “Sumitomo Mitsui Financial Group, through its Wholly-owned Subsidiary SMFG Card & Credit, to Make Cedyna Financial Corporation a Wholly-owned Subsidiary of Sumitomo Mitsui Financial Group”, dated January 28, 2011, attached as Exhibit I-1.
     Also, a translation of Sumitomo Mitsui Financial Group, Inc.’s financial statements for the fiscal year ended March 31, 2010 and SMFG Card & Credit, Inc.’s financial statements for the fiscal year ended March 31, 2010 is included in Cedyna Financial Corporation’s Notice of Convocation of the Extraordinary General Meeting of Shareholders dated March 15, 2011, attached as Exhibit I-3.
     SMFG Card & Credit, Inc.’s prospect to perform its obligations after the effective date of the share exchange is omitted.

II -2-1